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                                                                    EXHIBIT 2.0


                          AGREEMENT AND PLAN OF MERGER


                                    BETWEEN


                          ENTERTAINMENT WICHITA, INC.


                          WESTERN COUNTRY CLUBS, INC.


                                      AND


                          WCCI ACQUISITION CORPORATION


                            DATED DECEMBER 10, 1996




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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated December 10, 1996, (the "Agreement"), is between Entertainment Wichita, Inc., a Kansas corporation ("Entertainment"), Western Country Clubs, Inc., a Colorado corporation ("WCCI"), and WCCI Acquisition Corporation, an Oklahoma corporation and a wholly-owned subsidiary of WCCI ("Merger Sub"). Entertainment and Merger Sub are collectively referred to as "Constituent Corporations".

                                   RECITALS

     A. Entertainment and Merger Sub desire to merge with one another upon the terms and conditions of this Agreement.

     B. Entertainment, WCCI and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the merger.

     C. Entertainment has 40,000 issued and outstanding shares of Common Stock, par value $1.00 per share ("Common Stock"). The merger of Entertainment and Merger Sub will require the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

     D. Merger Sub has 100 issued and outstanding shares of Common Stock, par value $.01 per share ("Merger Sub Common Stock"). The merger of Entertainment and Merger Sub will require the approval of this Agreement by the affirmative vote of the holder of a majority of the outstanding shares of Merger Sub Common Stock.

     E. The Boards of Directors of Entertainment and Merger Sub have approved the merger of Merger Sub with and into Entertainment (the "Merger") upon the terms and subject to the conditions set forth in this Agreement.

     ACCORDINGLY, the parties agree as follows.

                              TERMS AND CONDITIONS
                             ARTICLE I. THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof), and subject to and upon the terms and conditions of this Agreement, Merger Sub shall be merged with and into Entertainment, the separate existence of Merger Sub shall cease, and Entertainment shall be the surviving corporation in the Merger (sometimes called the "Surviving Corporation"), and the separate corporate existence of Entertainment shall continues as provided under the Kansas General Corporation Code (the "Code"), subject to the provisions of
Section 3.1. The name of the Surviving Corporation shall continue to be "Entertainment Wichita, Inc."

     1.2 Effective Time. The Merger shall be effected by the filing of a Certificate of Merger, in the form required by the Code and otherwise conforming to the requirements of the Code, with the Secretary of State of the State of Kansas. The Merger shall become effective at the time of the filing, which shall be made contemporaneously



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with the Closing (as defined in Section 9.1). The time and date when the Merger shall become effective is called the "Effective Time".

     1.3 Effect of the Merger. At the Effective Time, Entertainment -- as the surviving corporation in the Merger -- shall possess all of the rights, privileges, immunities, powers and franchises of each of Merger Sub and Entertainment; all of the property, real, personal and mixed, including subscription of shares, choses in action and every other asset of each of Merger Sub and Entertainment shall vest in the Surviving Corporation without further act or deed; the Surviving Corporation shall assume and be liable for all the liabilities and obligations of each of Merger Sub and Entertainment; and all other effects presumed in a merger shall result from the Merger.


                 ARTICLE II. CONVERSION AND EXCHANGE OF SHARES

     2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Entertainment, or the holders of any of the following securities:

     2.1.1 Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 2.1.2 below and other than the Dissenting Shares, as defined in Section 2.2 below) shall be converted into the right to receive ten shares of the common stock of WCCI, par value $.01 per share ("WCCI Common Stock"), upon surrender of the certificate representing such share.

     2.1.2 Each share of Common Stock held in Entertainment's treasury, by any subsidiary of Entertainment, or by WCCI or Merger Sub immediately prior to the Effective Time shall be cancelled and extinguished without any conversion, and no payment shall be made in respect thereof.

     2.1.3 Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). From and after the Effective Time, each outstanding certificate which had represented shares of Merger Sub Common Stock shall evidence ownership of and represent the number of shares of Surviving Corporation Common Stock into which such shares of Merger Sub Common Stock shall have been converted.

     2.2 Dissenting Shares. To the extent required by the Code, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Common Stock who comply with all the provisions of the Code concerning the right of holders of Common Stock to dissent from the Merger and demand payment of the appraised value of their shares of Common Stock ("Dissenting Shareholders") shall not be converted into the right to receive the WCCI Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due such Dissenting Shareholders pursuant to the law of the State of Kansas (such shares being the "Dissenting Shares"); provided, however if any Dissenting





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Shareholder fails to establish and perfect his or her dissenter's rights as provided by applicable law, then such Dissenting Shareholder shall forfeit the right to obtain payment of the appraised value of the shares held by him or her, and such Dissenting Shareholder shall be entitled to receive, as of the Effective Time, only the WCCI Common Stock (without interest) for each share of Common Stock held by him or her, upon surrender of the certificate representing such share. The Surviving Corporation shall comply with all of the obligations pursuant to the Code of a surviving corporation after the effectiveness of a merger with respect to dissenting shareholders and the Surviving Corporation shall direct all negotiations and proceedings with respect to demands for payment of an appraised value under Kansas law.

     2.3 Procedures for Shares; Stock Transfer Books.

     2.3.1 Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of issued and outstanding Shares a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, at the Effective Time, represented any of such Shares to be exchanged pursuant to the Merger. Upon surrender to the exchange agent appointed by WCCI (the "Exchange Agent") of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions, and such other documents as may be requested, the Surviving Corporation shall promptly cause to be delivered to the persons entitled thereto the WCCI Common Stock (and any additional cash to which such person may be entitled on account of fractional shares as provided in subsection 2.3.4). No interest will be paid or will accrue on any amount payable in cash upon the surrender of any such certificates. Until so surrendered, each certificates which represented issued and outstanding Shares immediately prior to the Effective Time shall be deemed for all purposes to evidence the right to receive the WCCI Common Stock into which such Shares shall have been converted pursuant to the Merger. The Exchange Agent may issue the WCCI Common Stock attributable to a certificate which has been lost or destroyed upon receipt of satisfactory evidence of ownership of the Shares and of appropriate indemnification. Unless and until any such outstanding certificates for Shares shall be so surrendered, no dividend or other distribution, if any, payable to holders of record of WCCI Common Stock as of any date on or subsequent to the Effective Time shall be paid to the holder of such outstanding certificate, but upon surrender of such outstanding certificate, there shall be paid to the record holder of the certificate for shares of WCCI Common Stock issued in exchange therefor the amount, without interest thereon, of dividends and other distributions, if any, which before or after the Effective Time have been declared and become payable with respect to the number of whole shares of WCCI Common Stock represented thereby. If any cash in lieu of fractional shares or shares of WCCI Common Stock is to be paid or registered in the name of a person other than a person in whose name the certificates for Shares surrendered for exchange are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of any cash to, or the registration of any shares of WCCI Common Stock in the name of, a person other than the registered owner of the certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is





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not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges an expenses, including those of the Exchange Agent, in connection with the exchange of cash and/or the certificates for Shares.

     2.3.2 After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. Certificates presented to the Surviving Corporation after the Effective Time shall be cancelled.

     2.3.4 Fractional Shares. No fractional shares of WCCI Common Stock shall be issued but, in lieu thereof, the Exchange Agent shall pay such holders an amount in cash equal to the fractional interest in a share of WCCI Common Stock multiplied by $2.375.


                    ARTICLE III. ARTICLES OF INCORPORATION;
                         BYLAWS; DIRECTORS AND OFFICERS

     3.1 Certificate of Incorporation; Bylaws. From and after the Effective Time, the Certificate of Incorporation and the Bylaws of Entertainment, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

     3.2 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors of Entertainment immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each of such directors to hold Office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. From and after the Effective Time, the officers of Entertainment immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.


                                  ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of Entertainment. Entertainment represents and warrants to WCCI and Merger Sub as follows:

     (a) Corporate Organization; Etc. Entertainment is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and is in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to so qualify or be in good standing is reasonably likely to have a material adverse effect on the financial condition, properties, businesses or results of operation of Entertainment. Entertainment has previously delivered to WCCI complete and correct copies of its





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Certificate of Incorporation and Bylaws, each as amended to date. Such
Certificate of Incorporation and Bylaws are in full force and effect.

     (b) Capitalization. As of the date of this Agreement, the authorized capital stock of Entertainment consists of 50,000 shares of Common Stock, par value $1.00 per share, of which 40,000 shares of Common Stock are issued and outstanding. All the issued and outstanding shares of capital stock of Entertainment are validly issued, fully paid and nonassessable. As of the Effective Time, the capitalization of Entertainment and the ownership of the issued and outstanding shares of Entertainment's capital stock will be in all material respects as described in the Form 8-K filed in connection with the Merger.

     (c) Authorization; Etc. Entertainment has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Entertainment has duly authorized the execution and delivery of this Agreement, the performance by Entertainment of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, and, upon approval of the Merger by the shareholders of Entertainment, no further corporate proceedings by Entertainment will be necessary to authorize this Agreement. This Agreement has been validly executed and delivered by Entertainment and is a legal, valid and binding agreement of Entertainment.

     (d) No Violation. Neither the execution and delivery of this Agreement, the performance by Entertainment of its obligations under this Agreement, nor the consummation of the transactions contemplated by this Agreement will (i) violate any provision of the Certificate of Incorporation or Bylaws of Entertainment; (ii) violate or be in conflict with, or constitute a default under, or permit the termination of, or cause the acceleration of the maturity of any debt or other obligation pursuant to, or require the consent of any other party to, or result in the creation or imposition of any lien upon any property or assets of Entertainment under, any agreement or commitment to which Entertainment is a party or by which Entertainment is bound; or (iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Entertainment or its properties is bound, or affected, except where any one or more such violation, conflict or default described in clause (ii) or (iii) above would not materially adversely effect the financial condition, results of operations, business or properties of Entertainment taken as a whole or prevent consummation of the transactions contemplated by this Agreement.

     (e) Consents and Approvals of Governmental Authorities. Except for the filing of appropriate documents to effect the Merger as required by the laws of the State of Kansas, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be obtained or made by Entertainment in connection with the transactions contemplated by this Agreement or the execution, delivery and performance of this Agreement by Entertainment.

     (f) Financial Statements; Liabilities and Litigation. Entertainment has delivered to WCCI financial information for the years ended December 31, 1994 and





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1995, and for the nine months ended September 30, 1996. As of their respective dates, except as otherwise previously disclosed to WCCI, each of balance sheets of Entertainment fairly presents its financial position as of its date and each statement of operations, cash flows and shareholders' equity fairly present its results of operations, retained earnings and changes in financial position, as the case may be, for the periods set forth therein, in each case in accordance with generally accepted accounting principles (except for the absence of required footnote disclosure) consistently applied during the periods involved. Except as disclosed in writing to WCCI, there are no (i) actions, suits or proceedings pending or, to the knowledge of the management of Entertainment, threatened against Entertainment, or (ii) obligations, or liabilities, whether accrued, contingent or otherwise, or any facts or circumstances of which the management of Entertainment is aware, including those relating to employment, wage and hour, occupational safety and health matters, that alone or in the aggregate could result in a claim against, obligation of or liability to Entertainment that is reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of Entertainment.

     (f) Information for Form 8-K and Registration Statement. The information to be furnished by Entertainment for inclusion in the Form 8-K filed in connection with the Merger and for the Registration Statement to be filed by WCCI on Form SB-2 (or any amendment or supplement thereto) with respect to Entertainment and its associates and affiliates will not, on the date the Form 8-K or Registration Statement is first filed or on the Closing Date, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) Certain Fees. Neither Entertainment nor any of its officers, directors or employees in their capacities as such, has incurred any claims for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

     4.2 Representations of WCCI and Merger Sub. WCCI and Merger Sub represent and warrant to Entertainment as follows:

     (a) Corporate Organization; Etc. Each of WCCI and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. WCCI has previously delivered to Entertainment complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect. Merger Sub has previously delivered to Entertainment complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect.

     (b) Authorization; Etc. WCCI and Merger Sub each has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Merger Sub and WCCI, the





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sole shareholder of Merger Sub, have duly authorized the execution and delivery of this Agreement, the performance by Merger Sub of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, and no further corporate proceedings by Merger Sub are necessary to authorize this Agreement. This Agreement has been validly executed and delivered by WCCI and Merger Sub and is a legal, valid and binding agreement.

     (c) No Violation. Neither the execution and delivery of this Agreement, the performance by WCCI or Merger Sub of its obligations under this Agreement, nor the consummation of the transactions contemplated by this Agreement will
(i) violate any provision of the certificate of Incorporation or Bylaws of WCCI or Merger Sub; (ii) violate or be in conflict with, or constitute a default under, or permit the termination of, or cause the acceleration of the maturity of any debt or other obligation pursuant to, or require the consent of any other party to, or result in the creation or imposition of any lien upon any property or assets of WCCI or Merger Sub under, any agreement or commitment to which WCCI or Merger Sub is a party or by which WCCI or Merger Sub is bound; or
(iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which WCCI or Merger Sub or their respective properties are bound or affected, except where any one or more such violation, conflict or default described in clause (ii) or (iii) above would not materially adversely effect the financial condition, results of operations, business or properties of WCCI or Merger Sub taken as a whole or prevent consummation of the transactions contemplated by this Agreement.

     (d) Consents and Approvals of Governmental Authorities. Except for requirements of the Exchange Act and the filing of appropriate documents to effect the Merger as required by the laws of the State of Kansas, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be obtained or made by WCCI or Merger Sub in connection with the transactions contemplated by this Agreement or the execution, delivery and performance of this Agreement by WCCI or Merger Sub.

     (e) WCCI Reports; Financial Statements. WCCI has delivered to Entertainment (i) each registration statement, report on Form 8-K, proxy statement prepared since December 31, 1995; (ii) WCCI's Annual Report on Form 10-K for the year ended December 31, 1995; and (iii) WCCI's quarterly reports on Form 10-Q for the periods ended March 31, 1996, and June 30, 1996, each in the form (including exhibits) as filed with the Securities and Exchange Commission (collectively, the "WCCI Reports"). As of their respective dates, except as otherwise disclosed to Entertainment in writing, the WCCI Reports did not contain any untrue statements of a material fact or omit to state a mate5ial fact required to be stated or necessary to make the statements made therein, in light of the circumstances in which the statement was made, not misleading. Each of the balance sheets of WCCI included in or incorporated by reference into the WCCI Reports fairly presents its financial position as of its date and each statement of operations, cash flows and shareholders' equity fairly present its results of operations, retained earnings and changes in financial position, as the case may be, for the





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periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.

     (f) Liabilities and Litigation. Except as disclosed in writing to Entertainment, there are no (i) actions, suits or proceedings pending or, to the knowledge of the management of WCCI, threatened against WCCI, or (ii) obligations, or liabilities, whether accrued, contingent or otherwise, or any facts or circumstances of which the management of WCCI is aware, including those relating to employment, wage and hour, occupational safety and health matters, that alone or in the aggregate could result in a claim against, obligation of or liability to WCCI that is reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of WCCI.

     (g) Information for Form 8-K. The information to be furnished by WCCI for inclusion in the Form 8-K filed in connection with the Merger (or any amendment or supplement thereto) with respect to WCCI and its associates and affiliates will not, on the date the Form 8-K is first filed or on the Closing Date, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (h) No Prior Activities of Merger Sub. Merger Sub has not incurred any liabilities except those incurred in connection with its organization or with the negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement. Merger Sub has not engaged in any business or activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or is subject to or bound by any obligation or undertaking other than in connection with the transactions contemplated by this Agreement.

     (i) Certain Fees. Neither Merger Sub nor any of its officers, directors or employees in their capacities as such, has incurred any claims for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.


                 ARTICLE V. CONDUCT OF ENTERTAINMENT'S BUSINESS
                            PENDING THE CLOSING DATE

     Pending the Closing Date (as defined in Section 9.1), and except as otherwise consented to or approved by WCCI in writing or as otherwise contemplated by this Agreement:

     5.1 Conduct of Business. Entertainment will operate its business diligently and in good faith, consistent with past practice, and shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates.

     5.2 Acquisition or Disposition of Assets. Entertainment shall not acquire or dispose of any substantial assets, other than in the ordinary course of business or in transactions where the aggregate consideration does not exceed $25,000.






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     5.3 Employment Agreements; Compensation and Benefits. Entertainment shall not enter into any new employment agreement, amend any existing employment agreement or grant any increases in compensation or benefits payable to their officers or employees other than increases in the ordinary course of business and consistent with past practice payable to non-officer employees.

     5.4 Amendments. No change or amendment shall be made to the Certificate of Incorporation or other charter documents or Bylaws of Entertainment.

     5.5 Capital Changes. Entertainment shall not issue or sell or issue any securities convertible into, or options, warrants to purchase, rights to subscribe to or enter into any arrangement or contract with respect to the issuance of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure.

     5.6 Dividends; Redemptions. Entertainment shall not declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, nor shall Entertainment, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

     5.7 Capital Expenditures. Entertainment shall not make any capital expenditures or appropriations or commitments with respect thereto, except capital expenditures, appropriations or commitments not exceeding $25,000 in the aggregate as Entertainment may, in its discretion, deem appropriate.

     5.8 Borrowing. Entertainment shall not incur or assume any indebtedness except for short-term indebtedness (as defined below) in the ordinary course of business, or indebtedness in an amount or amounts less than an aggregate of $25,000. Except to the extent of any guarantees outstanding on the date of this Agreement, Entertainment shall not guarantee any indebtedness. As used in this
Section 5.8, "short-term indebtedness" means any such indebtedness for money borrowed maturing one year or less after the date of the incurrence or assumption thereof.

     5.9 Limitations On Agreements. Entertainment shall not agree or otherwise commit to do any of the foregoing in this Article V. Entertainment shall not modify, amend or terminate any of its material contracts (including contracts of insurance) or waive, release or assign any material rights or claims, except in the ordinary course of business.


                                  ARTICLE VI.
                       CERTAIN OBLIGATIONS OF THE PARTIES

     Entertainment covenants and agrees with WCCI and Merger Sub, and WCCI and Merger Sub covenant and agree with Entertainment that between the date of this Agreement and the Closing Date:

     6.1 Full Access. Entertainment shall, upon reasonable request, afford to WCCI and its affiliates, and its counsel, accountants and other authorized representatives full access during normal business hours to the facilities, properties, books and records of Entertainment in order that WCCI may have the opportunity to make such reasonable





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investigations as it shall desire to make of the affairs of Entertainment, and
Entertainment will cause its officers and employees to furnish such additional financial and operating data and other information as WCCI shall from time to time reasonably request. WCCI shall, upon reasonable request, provide Entertainment or its counsel, accountants and other authorized representatives with such information concerning WCCI as may be reasonably necessary for Entertainment to ascertain the accuracy and completeness of the information supplied by WCCI for inclusion in the Form 8-K filed in connection with the Merger (or any amendment or supplement to such documents).

     6.2 Confidentiality. Entertainment and its affiliates will, and will use its best efforts to cause its counsel, accountants and other authorized representatives to, hold in strict confidence and not disclose to others for any reasons whatsoever, without the prior written consent of WCCI, any information received by them from WCCI in connection with the transactions contemplated by this Agreement. In the event this Agreement is terminated, Entertainment and WCCI each agrees to return promptly, if so requested by the other party, every document furnished to any of them by the other party or any subsidiaries, division, associate or affiliate of such other party, in connection with the transactions contemplated by this Agreement and any copies of documents which may have been made and to cause their representatives and others to whom such documents were furnished promptly to return such documents and any copies, other than documents filed with the SEC or otherwise publicly available.

     6.3 Shareholders' Meeting. Entertainment shall, in accordance with the provisions of the Code and its Certificate of Incorporation and Bylaws, cause a special meeting of its shareholders (the "Shareholders' Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of approving and adopting this Agreement and all actions contemplated by this Agreement which require the approval and adoption by Entertainment's shareholders.

     6.4 Form 8-K. WCCI will prepare and file, and Entertainment will cooperate with WCCI in the preparation and filing of, the Form 8-K with the SEC with respect to the transactions contemplated by this Agreement. In connection with the Shareholders' Meeting contemplated by this Agreement, Entertainment will fix a record date, issue proper notice and deliver the information to its shareholders required by the laws of the State of Kansas. If at any time prior to the Shareholders' Meeting, any event should occur relating to Entertainment which should be set forth in an amendment of, or a supplement to, the Form 8-K filed in connection with the Merger, Entertainment will promptly inform WCCI. Whenever any event occurs which should be set forth in an amendment of, or a supplement to, the Form 8-K filed in connection with the Merger, WCCI, with the cooperation of Entertainment, will, upon learning of such event, promptly prepare and file such amendment or supplement.

     6.5 Waivers, Consents and Approvals. Entertainment will use its best efforts to obtain any waivers, consents or approvals under the terms of any agreement or commitment to which Entertainment is a party that are necessary for the consummation of the Merger. In obtaining such waivers, consents and approvals, Entertainment shall not, without consent of WCCI, agree to any amendment to any such instrument.






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     6.6 Publicity. Entertainment and WCCI agree to consult with each other in issuing any press release and with respect to the general content of other public statements about the transactions contemplated by this Agreement, and shall not issue any such press lease prior to such consultation, except as may be required by law or by obligations owed to the National Association of Securities Dealers.

     6.7 Cooperation With Respect To Filings. WCCI shall use its best efforts to make at the appropriate time all filings required by the SEC or any other governmental and other regulatory agencies and other third parties in connection with the transactions contemplated by this Agreement. Entertainment will, and will cause its associates and affiliates to, provide such information and cooperate fully with WCCI in making such filings and other submissions which may be required in connection with the transactions contemplated by this Agreement. In the event of any action, suit, proceeding or investigation of a nature referred to in Section 7.5 is commenced, the parties agree to cooperate and use their best efforts to defend against such actions.

     6.8 Negotiations. Between the date of this Agreement and the Effective Time (or earlier termination of this Agreement pursuant to Section 10.1) Entertainment shall not, and shall not permit any of its officers, employees, representatives or agents, directly or indirectly, to encourage, solicit or initiate discussions or negotiations with, or provide any non-public information to or negotiate or enter into any agreement with, any corporation, partnership, person or other entity or group concerning any possible proposals regarding a merger or other business combination involving Entertainment or for the acquisition of a material equity interest in, or a material portion of the assets of Entertainment (an "Acquisition Proposal"), other than the transactions contemplated by this Agreement. Entertainment shall promptly notify WCCI if any such discussions or negotiations are sought to be initiated with, any such information is requested from, or any Acquisition Proposal is received by Entertainment.


                                  ARTICLE VII.
                     CONDITIONS TO THE OBLIGATIONS OF WCCI

     The obligations of WCCI and Merger Sub under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction on or before the Closing Date, of each of the following conditions:

     7.1 Performance. Entertainment shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     7.2 Adoption by Entertainment Shareholders. The holders of a majority of the shares of Common Stock that are eligible to vote at the Shareholders' Meeting contemplated by this Agreement shall have voted (whether in person or by proxy) for approval and adoption of this Agreement.

     7.3 Consents. All approvals, consents, authorizations and waivers from governmental and other regulatory agencies and other third parties required to consummate the transactions contemplated by this Agreement shall have been obtained.

     7.4 No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction or other governmental authority directing that the transactions provided for in this Agreement or any of them not be consummated as so provided or imposing by conditions on the consummation of the transactions contemplated by this Agreement that WCCI deems unacceptable in its sole discretion.

     7.5 No Proceeding or Litigation. No suit, action, or other proceeding seeking to restrain, prevent or change the transactions contemplated by this Agreement or otherwise questioning the validity or legality of such transactions shall have been instituted and be pending.

     7.6 Dissenters. The holders of not more than 10% of the total number of shares of Common Stock outstanding immediately prior to the vote by the shareholders to adopt this Agreement shall have filed with Entertainment a written notice of intention to demand an appraised value for their shares.


                                 ARTICLE VIII.
                   CONDITIONS TO ENTERTAINMENT'S OBLIGATIONS

     The obligations of Entertainment under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction on or before the Closing Date, of each of the following conditions:

     8.1 Representations and Warranties True. The representations and warranties of WCCI and Merger Sub contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, except for changes permitted or contemplated by this Agreement.

     8.2 Performance. WCCI and Merger Sub shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     8.3 Adoption by Entertainment Shareholders. The conditions set forth in
Section 7.2 shall have been satisfied.

     8.4 Consents. All approvals, consents, authorizations and waivers from governmental and other regulatory agencies required to consummate the transactions contemplated by this Agreement shall have been obtained.

     8.5 No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction or other governmental agency directing that the transactions provided for in this Agreement or any of them not be consummated as so provided.


                              ARTICLE IX. CLOSING

     9.1 Closing. The Closing of the Merger (the "Closing") shall take place at the offices of Derrick & Briggs, counsel to WCCI, at 10:00 a.m., local time, on December 10,

1996, and that all conditions contained in Articles VII and VIII of this Agreement have been satisfied. If all such conditions have not been satisfied by such date, the Closing shall take place at a later date, agreed upon by the parties at least two business days prior to the date selected (the date of the Closing is in this Agreement called the "Closing Date").


                     ARTICLE X. TERMINATION AND ABANDONMENT

     10.1 Methods of Terminations. Notwithstanding approval by the shareholders of Entertainment, this Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time:

     (a) by mutual consent of the respective Boards of Directors of Merger Sub and Entertainment;

     (b) by either Entertainment or Merger Sub if the Merger has not been consummated on or prior to December 31, 1996, if the failure to consummate the Merger is not attributable to the failure of the terminating party to fulfill its obligations under this Agreement;

     (c) by either Entertainment or Merger Sub if at the Shareholders' Meeting, or any adjournment, the shareholders of Entertainment fail to adopt and approve this Agreement as required by Kansas law;

     (d) by Merger Sub if since the date of this Agreement, there has been any changes (or any condition, event or development involving a prospective change) in the business, properties, assets, liabilities, conditions (financial or otherwise), results of operations or prospects of Entertainment which is or may be materially adverse to Entertainment when taken as a whole;

     (e) by either Entertainment or WCCI if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such other decree, ruling or other action shall have become final and nonappealable; and

     (f) by Merger Sub if the condition set forth in Section 7.6 is not satisfied on the date of the Shareholders' Meeting.

     10.2 Procedure Upon Termination. In the event of termination and abandonment by the Board of Directors of Merger Sub or by the Board of Directors of Entertainment pursuant to Section 10.1(b), (c), (d), (e) or (f) of this Agreement, written notice shall terminate and the transactions contemplated by this Agreement shall be abandoned without further action by Merger Sub or Entertainment. If this Agreement is terminated as provided in this Agreement:

     (a) All information received by any party with respect to the business of any other party (other than information which is a matter of public knowledge or which has been or is published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party for any reason; and

     (b) Neither party shall have any liability or further obligation to the other party, except as stated in this Section 10.2, except that this Section
10.2 and Section 11.7 of this Agreement shall survive any termination of this Agreement and nothing herein will relieve any party from liability for any breach of this Agreement.


                      ARTICLE XI. MISCELLANEOUS PROVISIONS

     11.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented before or after the vote of shareholders of Entertainment by written agreement of the respective Boards of Directors of WCCI, Merger Sub and Entertainment or their respective officers authorized by such Board of Directors at any time prior to the Closing Date with respect to any of the terms contained in this Agreement.

     11.2 Extension; Waiver. At any time prior to the Effective Time, the parties may by board action (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement, or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any such waiver or failure to insist upon strict compliance not operate as a waiver of, estoppel with respect to, any subsequent or other failure. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     11.3 Fees and Expenses. Except as otherwise provided in this Agreement, each of the parties will pay its own expenses incurred in connection with the preparation, negotiation, execution, delivery and consummation of this Agreement and the transactions contemplated by this Agreement.

     11.4 Expiration of Representations and Warranties. The representations and warranties in this Agreement shall expire with, and be terminated and extinguished by, the Closing, and neither any party nor any officer, director, shareholder or agent of a party shall subsequently be under any liability with respect to any such representation or warranty.

     11.5 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, mailed by certified or registered mail with postage prepaid or by overnight mail (next day guaranteed delivery), or if sent by cable, telegram, telex or telecopy as follows:

     (a) If to Entertainment, to:

          Mr. Joe R. Love
          1601 N.W. Expressway, Suite 1910
          Oklahoma City, Oklahoma  73118
          405-848-1581

     or to such other person or address as Entertainment shall furnish to WCCI and Merger Sub in writing.

     (b) If to WCCI or Merger Sub, to:

          Mr. James E. Blacketer
          5218 Classen Boulevard
          Oklahoma City, Oklahoma  73118
          405-848-0996

     or to such other person or address as WCCI and Merger Sub shall furnish Entertainment in writing.

     11.6 Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations shall be assigned by either of the parties without the prior written consent of the other party; provided, however, that this Section 11.6 is not intended to limit or restrict the class of persons entitled to the benefits of Section 11.7 of this Agreement or to limit or restrict any such person's standing or capacity to enforce the provisions of Section 11.7.

     11.7 Agreement To Indemnify. The WCCI and Surviving Corporation, jointly and severally, shall indemnify and hold harmless each present and former director, officer, employee and agent of Entertainment, WCCI or Merger Sub (the "Indemnified Parties) against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring prior to the Effective Time (including without limitation, any which arise out of or relate to the transactions contemplated by this Agreement) to the full extent permitted under Kansas or Colorado law or WCCI's or the Surviving Corporation's bylaws as presently in effect; WCCI and the Surviving Corporation each agree that for three years after the Effective Time the provisions of WCCI's or the Surviving Corporation's Certificate of Incorporation or Bylaws as in effect on the Effective Date of the Merger with respect to indemnification of officers, directors and employees shall not be modified, changed or amended, except as required by law; and WCCI and/or the Surviving Corporation will advance expenses to each such person to the full extent so permitted; provided that any determination required to be made with respect to whether an Indemnified Party's conduct complied with applicable state law standards for indemnification or WCCI's or the Surviving Corporation's Certificate of Incorporation or bylaws shall be made by independent counsel selected by such Indemnified Party and reasonably satisfactory to WCCI and/or the Surviving Corporation (which shall pay such counsel's fees and expenses); and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (a) the Indemnified Parties may retain counsel satisfactory to them, and WCCI and/or the Surviving Corporation shall pay all fees and expenses of such counsel for the Indemnified Parties, promptly as statements therefor are received, and (b) WCCI and the Surviving Corporation will use their best efforts to assist in the vigorous defense of any such matter; provided, that neither WCCI nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld; and provided further, that WCCI and the Surviving Corporation shall not have any obligation to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, after exhaustion of all avenues of appeal, that he or she did not act in accordance with applicable state law standards or WCCI's or the Surviving Corporation's Certificate of Incorporation or bylaws (it being agreed, however, that WCCI and the Surviving Corporation shall not challenge a determination by the independent counsel referred to above or by any court that it is liable to an Indemnified Party). Any Indemnified Party wishing to claim indemnification under this Section 11.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify WCCI and the Surviving Corporation and shall deliver to WCCI and the Surviving Corporation an undertaking to repay any amounts advanced when and if a court of competent jurisdiction shall ultimately determine, after exhausting of all avenues of appeal, that he or she did not act in accordance with applicable state law standards or WCCI's and/or the Surviving Corporation's Certificate of Incorporation or bylaws. The Indemnified Parties as a unit may retain only one law firm to represent them with respect to such matter unless there is, under applicable standards of professional conduct, a conflict of any significant issue between the positions of any two or more Indemnified Parties. This Section 11.7 shall survive the Merger and is intended to benefit each of the Indemnified Parties, each of whom shall be entitled to enforce this Section 11.7 against WCCI and/or the Surviving Corporation.

     11.8 Governing Law. This Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of Colorado, except to the extent that compliance with the laws of the State of Kansas is necessary to effect the Merger.

     11.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     11.10 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

     11.11 Entire Agreement. This Agreement, including the schedules, lists and other documents referred to in this Agreement which form a part of this Agreement, embody the entire agreement and understanding of the parties in respect of the subject matter contained in this Agreement. There are no restrictions, promises, warranties, covenants or undertakings, other than those set forth or referred to in this Agreement.

This Agreement supersedes all prior agreements and understandings between the parties with respect to each subject matter.

         IN WITNESS WHEREOF, the parties have signed this Agreement on the dates first above written.



WCCI:                                   WESTERN COUNTRY CLUBS, INC.


                                        By:  /s/ James E. Blacketer
                                           --------------------------------
                                                    President


Merger Sub:                             WCCI ACQUISITION CORPORATION


                                        By:  /s/ Ted W. Strickland
                                           --------------------------------
                                                    President


Entertainment:                          ENTERTAINMENT WICHITA, INC.


                                        By:  /s/ James E. Blacketer
                                           --------------------------------
                                                    President